SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 5)



                                SUN BANCORP, INC.
                         -----------------------------
                                (Name of Issuer)


                     Common Stock $1.00 Par Value Per Share
                 ---------------------------------------------
                         (Title of Class of Securities)


                                   86663B 10 2
                              --------------------
                                 (CUSIP Number)



                               December 31 , 2003
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)

|_|     Rule 13d-1(c)

|X|     Rule 13d-1(d)

--------------------------------------------------------------------------------
CUSIP No.  8666B 10 2                 13G                    Page 2 of 10 Pages
--------------------------------------------------------------------------------


1    NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bernard A. Brown

--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                   (b)  [ ]

     N/A
--------------------------------------------------------------------------------

3    SEC USE ONLY
--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
 NUMBER OF
                                   465,828 Shares
  SHARES

BENEFICIALLY         6        SHARED VOTING POWER

 OWNED BY                          2,104,022 Shares

   EACH              7        SOLE DISPOSITIVE POWER

REPORTING                          1,770,195 Shares

PERSON WITH          8        SHARED DISPOSITIVE POWER

                                   2,104,022 Shares

--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   3,874,217 Shares
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

                                   N/A
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                   29%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON

                                   IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  8666B 10 2                 13G                    Page 3 of 10 Pages
--------------------------------------------------------------------------------


1    NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Shirley G. Brown
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [ ]
                                                                   (b)   [ ]

     N/A
--------------------------------------------------------------------------------

3    SEC USE ONLY
--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
 NUMBER OF
                                   --
  SHARES

BENEFICIALLY         6        SHARED VOTING POWER

 OWNED BY                          511,656 Shares

   EACH              7        SOLE DISPOSITIVE POWER

REPORTING                          --

PERSON WITH          8        SHARED DISPOSITIVE POWER

                                   511,656 Shares

--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   511,656 Shares
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

                                   N/A
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                   3.8%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON

                                   IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  8666B 10 2                 13G                    Page 4 of 10 Pages
--------------------------------------------------------------------------------


1    NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 21-0608702

     Vineland Construction Company
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [ ]
                                                                   (b)   [ ]

     N/A
--------------------------------------------------------------------------------

3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New  Jersey
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
 NUMBER OF
                                   1,368,888 Shares
  SHARES

BENEFICIALLY         6        SHARED VOTING POWER

 OWNED BY                          --

   EACH              7        SOLE DISPOSITIVE POWER

REPORTING                          1,368,888 Shares

PERSON WITH          8        SHARED DISPOSITIVE POWER

                                   --

--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,368,888 Shares
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

                                   N/A
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                   10.2%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON

                                   CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  8666B 10 2                 13G                    Page 5 of 10 Pages
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 22-6083927

     THE  BROWN FOUNDATION
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [ ]
                                                                   (b)   [ ]


     N/A
--------------------------------------------------------------------------------

3    SEC USE ONLY
--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New  Jersey

--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
 NUMBER OF
                                   223,420 Shares
  SHARES

BENEFICIALLY         6        SHARED VOTING POWER

 OWNED BY                          --

   EACH              7        SOLE DISPOSITIVE POWER

REPORTING                          223,420 Shares

PERSON WITH          8        SHARED DISPOSITIVE POWER

                                   --

--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   223,420 Shares
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES o

                                   N/A
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                   1.7%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON

                                   OO
--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:
--------------------------

         Sun Bancorp, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

         226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a). Name of Person Filing:
---------------------------------

         Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager.

Item 2(b). Address of Principal Business Office or, if None, Residence:
----------------------------------------------------------------------

         71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c). Citizenship:
-----------------------

         Mr. and Mrs. Brown are citizens of the United States. Vineland Construction Company is a New Jersey corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey.

Item 2(d).  Title of Class of Securities:
-----------------------------------------

         Common Stock, $1.00 par value per share.

Item 2(e). CUSIP Number:
------------------------

         86663B 10 2

Item 3.
-------

         Not Applicable.

Item 4.  Ownership:
-------------------

         The following information relates to the reporting persons' ownership as of December 31, 2003.

         (a)      Amount beneficially owned:

                  Mr. Brown
                  ---------
                  3,874,217 shares *

                  Mrs. Brown
                  ----------
                  511,656 shares

                  Vineland Construction Company
                  -----------------------------

                  1,368,888 shares

                  The Brown Foundation
                  --------------------

                  223,420 shares

         (b)      Percent of Class:
                  -----------------

                  Mr. Brown
                  ---------

                  29%

                  Mrs. Brown
                  ----------

                  3.8%

                  Vineland Construction Company
                  -----------------------------

                  10.2%


                  The Brown Foundation
                  --------------------

                  1.7%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           465,828 shares

                           Mrs. Brown
                           ----------

                           Vineland Construction Company
                           -----------------------------
                           1,368,888 shares

                           The Brown Foundation
                           --------------------
                           223,420 shares

                  (ii)     Shared power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           2,104,022 shares *

                           Mrs. Brown
                           ----------
                           511,656 shares

                           Vineland Construction Company
                           -----------------------------

                           The Brown Foundation
                           --------------------

                  (iii)    Sole power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           1,770,195 shares **

                           Mrs. Brown
                           ----------

                           Vineland Construction Company
                           -----------------------------
                           1,368,888 shares

                           The Brown Foundation
                           --------------------
                           223,420 shares

                  (iv) Shared power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           2,104,022 shares *

                           Mrs. Brown
                           ----------
                           511,656 shares

                           Vineland Construction Company
                           -----------------------------
                           --

                           The Brown Foundation
                           --------------------
                           --

---------------------

* Includes shares held by Shirley G. Brown, Vineland Construction Company, the Brown Foundation, and shares held in Mr. Brown's 401(k).

** Includes 1,304,367 shares underlying options which are exercisable within 60 days of December 31, 2003.


Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

     Not  Applicable.

Item 6.  Ownership  of More Than Five  Percent  on  Behalf  of  Another  Person:
-------------------------------------------------------------------------------

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:
     ---------------------------------------------------------------------

     Not  Applicable.

Item 8.  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

     Not Applicable.

Item 9.  Notice of Dissolution of Group:
----------------------------------------

     Not Applicable.

Item 10.  Certification:
------------------------

     Not Applicable.


Exhibits
--------

99.1     Joint Filing Agreement*

*        Incorporated  by  reference  to  identically  numbered  exhibit  to the
         Schedule 13G filed by the parties on February 13, 1998.

                                    SIGNATURE
                                    ---------




         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.







Date: February 17,  2004             /s/Bernard A. Brown
                                      ---------------------
                                      Bernard A. Brown